                                                Filed pursuant to Rule 424(b)(3)
                                                                File # 333-64982


                FIRST PROSPECTUS SUPPLEMENT DATED OCTOBER 1, 2001

                                       TO

                         PROSPECTUS DATED JULY 19, 2001

                                2,425,373 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

         This prospectus supplement supplements the prospectus dated July 19, 2001 of Champion Enterprises, Inc. ("Champion") relating to 2,425,373 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is October 1, 2001.



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         The section of the Prospectus under the heading "Selling Shareholders"
is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated October 1, 2001 and reflects selling shareholder information as of that date.


                                                                         Shares of Common Stock
                                                                   -----------------------------


                                                                        Beneficially                  Percent of
                              Present Positions, Offices or             owned as of      Offered     class owned
                         Relationships with the Company and its         date of this     by this        after
       Name                Affiliates During the Past 3 Years           Prospectus      Prospectus     Offering
       ----                ----------------------------------           ------------    ----------   -----------
                                        (1)                                  (2)            (3)          (4)

John Bushman            Consultant                                         51,137         562,875        0

ICA Group, Inc.         N/A                                                60,312         663,869        0

Investment Corp. of     N/A                                                23,757         261,503        0
America

Ed Lasater              President                                          25,334         187,127        *

Roger Lasater           President, Whitworth Management, Inc.              11,731         120,873        *

Jeff Bushman            Regional Vice President                            13,480         147,006        *

Gary Chipman            Regional Vice President                             9,498         103,174        *

Jim Kirk                Regional Vice President of Homes America            9,374         101,812        *
                        of Arizona, Inc.

Harvey Andrews          General Manager                                     7,022          75,926        *

Brad Bushman            General Manager Wholesale Division                  5,818          62,664        *

Sandy Tucker            General Manager                                     1,548          15,665        *

Mike McGinnis           General Manager                                     4,298          45,943        *

Ben Spector             General Manager                                     2,749          28,891        *

Gay Cleary              General Manager                                     5,453           2,519        *

Andy Lasater            Executive Vice President                            2,768          24,968        *

Ron Borders             General Manager                                       827           7,734        *

Eddie Harrison          General Manager                                     1,290          12,824        *



* Less than 1%



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(1)   Unless otherwise indicated, the office or position listed is with A-1
      Homes Group, Inc., a wholly-owned subsidiary of Champion Enterprises, Inc.

(2) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder after October 1, 2001 under the Convertible Promissory Notes.

(3) Assumes conversion into common stock of all of the payments due to the selling shareholder under the Convertible Notes at a conversion price of $10.72 per share, based upon the average of the high and low reported sales price of the Company's common stock for July 10, 2001. This conversion price and, therefore, the number of shares of common stock issuable upon conversion of the payments under the Convertible Promissory Notes are subject to adjustment.

(4) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.


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